Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports 2016 First Quarter Results

LEXINGTON, Mass., May 2, 2016  — T2 Biosystems, Inc. (NASDAQ: TTOO), a company developing innovative diagnostic products to improve patient health, today reported operating highlights and financial results for the first quarter ended March 31, 2016.  Recent operational highlights included:

•                  During the first quarter, the Company received commitments for the adoption of the T2Candida® Panel and the T2Dx® Instrument with three new hospitals in the United States and two additional customer sites in Europe for a total of five new customer commitments.

•                  Included in the new accounts closed in the first quarter were a major regional reference lab that services many hospitals and a leading Department of Defense hospital that treats critically wounded patients.

•                  In the first quarter, the Company entered into agreements with three distribution partners in Spain, France, and Italy that will sell and support the T2Dx Instrument and T2Candida Panel in their respective countries.

•                  As of March 31, 2016, 35 customers, including multiple hospital systems, have committed to adopt the T2Dx Instrument at sites in the United States and Europe.

•                  In the first quarter, seven hospitals in the United States completed installation and verification and began using the T2Candida Panel to test patients.

•                  During the first quarter, the Company continued patient enrollment in its T2Bacteria® Panel clinical trial and remains on track with the goal of receiving FDA clearance in the first part of 2017.

“The T2Dx Instrument and T2Candida Panel technologies are disruptive — they’re changing the way sepsis is battled in a growing number of leading hospitals, and market demand for our platform remains robust.  Our sales pipeline continued to advance in the first quarter, and perhaps more importantly, seven new hospitals completed their installation and verification processes and began testing patients,” said John McDonough, president and CEO.  “As hospitals begin testing patients, success stories continue to be reported in which the T2Candida Panel is detecting positive patients several days faster than blood culture while also detecting patients completely missed by blood culture.  We believe that these case studies along with the corresponding positive impact on hospital costs, will continue to drive greater adoption of the platform.  At the same time, we continue to believe the introduction of the T2Bacteria Panel will be a game changer in the market, further accelerating overall adoption and supporting more rapid growth as we believe it will more than double our market opportunity and will make the economic and clinical models even more attractive to our hospital customers.”

Financial Results

Total revenue in the first quarter of 2016 was approximately $1.1 million, which consisted of $437,000 of product revenue and $659,000 of research revenue.  Product revenue in the first quarter, which grew more than 27 percent from the fourth quarter of 2015, was primarily derived from the sale of consumable diagnostic tests.  In comparison, the Company recorded total revenues of $188,000 in the first quarter of 2015, of which only $10,000 were from the sale of diagnostic tests.

Total operating expenses for the first quarter of 2016 were $12.8 million compared to $10.3 million for the first quarter of 2015.  Operating expenses for the quarter increased over the previous year, as the Company continued to expand its sales force and increase research and development on new products that utilize the T2MR® technology.

The net loss applicable to common shareholders for the first quarter of 2016 was $13.4 million, or $0.55 loss per share, compared to $10.6 million, or $0.53 loss per share, for the first quarter of 2015.  The increased loss was principally driven by the increased cost of product revenue and the growth in operating expenses noted above.

The Company’s balance sheet as of March 31, 2016, showed total cash and cash equivalents of $59.5 million.  The Company has another $10 million available through an equipment lease credit line.

2016 Outlook

The Company anticipates closing a total of 45-65 commitments globally during the year.  In addition, the Company anticipates higher product revenue in the second quarter of 2016 than was realized in the first quarter of 2016, primarily as a result of additional hospitals going live and the increased use of the T2Candida Panel at institutions that are already testing patients.  Research revenue is expected to be comparable to what was realized in the first quarter of 2016.

The Company anticipates total second quarter of 2016 operating expenses to be between $12.8 million and $13.2 million.  The second quarter of 2016 expenses are expected to include approximately $2.0 million in non-cash expenses, which are primarily depreciation and stock compensation expense.

The Company is forecasting weighted average shares for the second quarter of 2016 to be 24,400,000 and, for the full year, the Company is forecasting 24,700,000.

In addition to the $59.5 million in cash and cash equivalents on the Company’s balance sheet as of March 31, 2016, the Company has the ability to utilize the $10 million equipment lease facility that the Company entered into in October 2015.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the first quarter ended March 31, 2016, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Monday, May 2, 2016.  To join the call, participants may dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Events & Presentations page of the Investors section.

A webcast replay of the call will be available for 30 days following the conclusion of the call in the Events & Presentations page of the Investors section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health.  With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics.  The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier.  T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods.  For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact, including, without limitation, the statements above under the heading “2016 Outlook”  should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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Media Contact:

Susan Heins,

Pure Communications

susan@purecommunicationsinc.com

864-346-8336

Investor Contact:

Matt Clawson,

Pure Communications

matt@purecommunicationsinc.com

949-370-8500

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Revenue:
Product revenue	$437	$10
Research revenue	659	178
Total revenue	1,096	188
Costs and expenses:
Cost of product revenue	1,026	3
Research and development	6,589	5,868
Selling, general and administrative	6,204	4,468
Total costs and expenses	13,819	10,339
Loss from operations	(12,723)	(10,151)
Interest expense, net	(735)	(477)
Other income, net	32	9
Net loss and comprehensive loss	$(13,426)	$(10,619)

Net loss per share — basic and diluted	$(0.55)	$(0.53)
Weighted-average number of common shares used in computing net loss per share— basic and diluted	24,218,767	20,080,515

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$59,519	$73,662
Accounts receivable	360	369
Prepaid expenses and other current assets	894	838
Inventories	1,259	683
Total current assets	62,032	75,552
Property and equipment, net	12,287	10,655
Restricted cash, net of current portion	260	260
Other assets	358	358
Total assets	$74,937	$86,825
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,552	$1,228
Accrued expenses and other current liabilities	4,216	4,162
Current portion of notes payable	6,943	4,449
Deferred revenue	1,736	2,146
Current portion of lease incentives	276	268
Total current liabilities	14,723	12,253
Notes payable, net of current portion	23,572	26,121
Lease incentives, net of current portion	1,007	1,076
Other liabilities	546	436
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at March 31, 2016 and December 31, 2015; 24,283,115 and 24,175,381 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	24	24
Additional paid-in capital	197,376	195,800
Accumulated deficit	(162,311)	(148,885)
Total stockholders’ equity	35,089	46,939
Total liabilities and stockholders’ equity	$74,937	$86,825

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